Exhibit B-1-1

      AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
                     CONSOLIDATED STATEMENTS OF INCOME
                 (in thousands, except per-share amounts)
                                (UNAUDITED)
                                               Three Months Ended         Nine Months Ended        Twelve Months Ended
                                                 September 30,              September 30,             September 30,
                                              1997           1996        1997          1996        1997          1996
OPERATING REVENUES . . . . . . . . . . . . $1,583,994     $1,484,422   $4,458,221   $4,403,144   $5,904,311   $5,828,572

OPERATING EXPENSES:
  Fuel and Purchased Power . . . . . . . .    522,776        416,470    1,349,351    1,262,361    1,773,744    1,662,354
  Other Operation. . . . . . . . . . . . .    302,307        299,496      904,892      903,927    1,210,992    1,219,418
  Maintenance. . . . . . . . . . . . . . .    123,781        129,140      347,894      373,606      477,129      522,301
  Depreciation and Amortization. . . . . .    144,342        151,809      447,843      450,337      598,357      598,512
  Taxes Other Than Federal Income Taxes. .    123,943        128,155      372,723      376,771      494,519      494,712
  Federal Income Taxes . . . . . . . . . .     91,755         99,607      267,195      263,650      345,767      325,625

          TOTAL OPERATING EXPENSES . . . .  1,308,904      1,224,677    3,689,898    3,630,652    4,900,508    4,822,922

OPERATING INCOME . . . . . . . . . . . . .    275,090        259,745      768,323      772,492    1,003,803    1,005,650

NONOPERATING INCOME. . . . . . . . . . . .     32,835          3,655       43,030        3,558       41,684       13,190

INCOME BEFORE INTEREST CHARGES AND
  PREFERRED DIVIDENDS. . . . . . . . . . .    307,925        263,400      811,353      776,050    1,045,487    1,018,840

INTEREST CHARGES . . . . . . . . . . . . .    103,378         90,878      300,851      289,266      392,913      388,303

PREFERRED STOCK DIVIDEND
  REQUIREMENTS OF SUBSIDIARIES . . . . . .      2,801         10,198       15,056       31,782       24,700       44,115

INCOME BEFORE EXTRAORDINARY ITEM . . . . .    201,746        162,324      495,446      455,002      627,874      586,422

EXTRAORDINARY LOSS - U. K. WINDFALL TAX. .   (110.565)          -        (110.565)        -        (110.565)        -

NET INCOME . . . . . . . . . . . . . . . . $   91,181     $  162,324   $  384,881   $  455,002   $  517,309   $  586,422

AVERAGE NUMBER OF SHARES OUTSTANDING . . .    189,287        187,528      188,819      187,118      188,596      186,933

EARNINGS PER SHARE:
 Before Extraordinary Item . . . . . . . .      $1.07          $0.87        $2.62        $2.43        $3.33        $3.14

 Extraordinary Loss - U. K. Windfall Tax .      (0.59)           -          (0.58)         -          (0.59)         -

 Net Income. . . . . . . . . . . . . . . .      $0.48          $0.87        $2.04        $2.43        $2.74        $3.14

CASH DIVIDENDS PAID PER SHARE. . . . . . .      $0.60          $0.60        $1.80        $1.80        $2.40        $2.40

See Notes to Consolidated Financial Statements.
/TABLE

      AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
                        CONSOLIDATED BALANCE SHEETS
                                (UNAUDITED)
                                                                  September 30,
                                                              1997            1996
                                                                 (in thousands)
ASSETS
ELECTRIC UTILITY PLANT:
  Production . . . . . . . . . . . . . . . . . . . . .     $ 9,424,789    $ 9,278,377
  Transmission . . . . . . . . . . . . . . . . . . . .       3,417,136      3,357,849
  Distribution . . . . . . . . . . . . . . . . . . . .       4,551,816      4,321,685
  General (including mining assets and nuclear fuel) .       1,549,018      1,489,816
  Construction Work in Progress. . . . . . . . . . . .         419,754        344,492
          Total Electric Utility Plant . . . . . . . .      19,362,513     18,792,219
  Accumulated Depreciation and Amortization. . . . . .       7,860,161      7,451,534

          NET ELECTRIC UTILITY PLANT . . . . . . . . .      11,502,352     11,340,685





OTHER PROPERTY AND INVESTMENTS . . . . . . . . . . . .       1,313,845        866,659





CURRENT ASSETS:
  Cash and Cash Equivalents. . . . . . . . . . . . . .          91,767        112,704
  Accounts Receivable. . . . . . . . . . . . . . . . .         580,677        529,023
  Allowance for Uncollectible Accounts . . . . . . . .          (7,009)        (3,459)
  Fuel . . . . . . . . . . . . . . . . . . . . . . . .         236,716        252,822
  Materials and Supplies . . . . . . . . . . . . . . .         240,084        249,518
  Accrued Utility Revenues . . . . . . . . . . . . . .         149,402        145,078
  Prepayments and Other. . . . . . . . . . . . . . . .          87,443        111,126

          TOTAL CURRENT ASSETS . . . . . . . . . . . .       1,379,080      1,396,812





REGULATORY ASSETS. . . . . . . . . . . . . . . . . . .       1,838,720      1,875,724


DEFERRED CHARGES . . . . . . . . . . . . . . . . . . .         216,417        204,104

            TOTAL. . . . . . . . . . . . . . . . . . .     $16,250,414    $15,683,984

See Notes to Consolidated Financial Statements.
/TABLE

      AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
                        CONSOLIDATED BALANCE SHEETS
                                (UNAUDITED)
                                                                 September 30,
                                                             1997             1996
                                                                (in thousands)
CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
  Common Stock-Par Value $6.50:
                           1997          1996
    Shares Authorized. .300,000,000   300,000,000
    Shares Issued. . . .198,610,998   196,834,992
    (8,999,992 shares were held in treasury) . . . . .    $ 1,290,971     $ 1,279,427
  Paid-in Capital. . . . . . . . . . . . . . . . . . .      1,762,296       1,702,102
  Retained Earnings. . . . . . . . . . . . . . . . . .      1,592,705       1,528,045
          Total Common Shareholders' Equity. . . . . .      4,645,972       4,509,574
  Cumulative Preferred Stocks of Subsidiaries:
    Not Subject to Mandatory Redemption. . . . . . . .         46,869         115,365
    Subject to Mandatory Redemption. . . . . . . . . .        127,605         490,225
  Long-term Debt . . . . . . . . . . . . . . . . . . .      5,122,382       4,813,827

          TOTAL CAPITALIZATION . . . . . . . . . . . .      9,942,828       9,928,991

OTHER NONCURRENT LIABILITIES . . . . . . . . . . . . .      1,173,160         968,175

CURRENT LIABILITIES:
  Preferred Stock and Long-term
    Debt Due Within One Year . . . . . . . . . . . . .        219,422          97,304
  Short-term Debt. . . . . . . . . . . . . . . . . . .        507,750         275,351
  Accounts Payable . . . . . . . . . . . . . . . . . .        207,669         177,779
  Taxes Accrued. . . . . . . . . . . . . . . . . . . .        260,739         283,763
  Interest Accrued . . . . . . . . . . . . . . . . . .        112,043         112,716
  Obligations Under Capital Leases . . . . . . . . . .         95,609          93,260
  Other. . . . . . . . . . . . . . . . . . . . . . . .        358,942         311,369

          TOTAL CURRENT LIABILITIES. . . . . . . . . .      1,762,174       1,351,542

DEFERRED INCOME TAXES. . . . . . . . . . . . . . . . .      2,573,150       2,616,045

DEFERRED INVESTMENT TAX CREDITS. . . . . . . . . . . .        383,981         409,657

DEFERRED GAIN ON SALE AND LEASEBACK -
  ROCKPORT PLANT UNIT 2. . . . . . . . . . . . . . . .        233,640         242,917

DEFERRED CREDITS . . . . . . . . . . . . . . . . . . .        181,481         166,657

COMMITMENTS AND CONTINGENCIES (Note 5)

            TOTAL. . . . . . . . . . . . . . . . . . .    $16,250,414     $15,683,984

See Notes to Consolidated Financial Statements.

      AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (UNAUDITED)
                                                                   Nine Months Ended
                                                                     September 30,
                                                                 1997             1996
                                                                     (in thousands)
OPERATING ACTIVITIES:
  Net Income . . . . . . . . . . . . . . . . . . . . . . . .  $ 384,881        $ 455,002
  Adjustments for Noncash Items:
    Depreciation and Amortization. . . . . . . . . . . . . .    455,494          442,205
    Deferred Federal Income Taxes. . . . . . . . . . . . . .    (35,566)         (14,126)
    Deferred Investment Tax Credits. . . . . . . . . . . . .    (17,510)         (17,643)
    Amortization of Deferred Property Taxes. . . . . . . . .    132,251          132,061
    Amortization of Operating Expenses and
      Carrying Charges (net) . . . . . . . . . . . . . . . .     24,356           38,226
    Extraordinary Loss - U.K. Windfall Tax . . . . . . . . .    110,565             -
  Changes in Certain Current Assets and Liabilities:
    Accounts Receivable (net). . . . . . . . . . . . . . . .    (42,336)         (33,281)
    Fuel, Materials and Supplies . . . . . . . . . . . . . .     10,353           20,644
    Accrued Utility Revenues . . . . . . . . . . . . . . . .     25,564           62,841
    Accounts Payable . . . . . . . . . . . . . . . . . . . .      1,442          (42,363)
    Taxes Accrued. . . . . . . . . . . . . . . . . . . . . .   (153,434)        (136,429)
    Interest Accrued . . . . . . . . . . . . . . . . . . . .     36,919           31,868
  Other (net). . . . . . . . . . . . . . . . . . . . . . . .     33,016           45,555
        Net Cash Flows From Operating Activities . . . . . .    965,995          984,560

INVESTING ACTIVITIES:
  Construction Expenditures. . . . . . . . . . . . . . . . .   (496,155)        (355,878)
  Investment in Yorkshire Electricity Group plc. . . . . . .   (361,795)            -
  Proceeds from Sale of Property and Other . . . . . . . . .      2,492            8,825
        Net Cash Flows Used For Investing Activities . . . .   (855,458)        (347,053)

FINANCING ACTIVITIES:
  Issuance of Common Stock . . . . . . . . . . . . . . . . .     58,045           49,337
  Issuance of Long-term Debt . . . . . . . . . . . . . . . .    776,441          406,905
  Retirement of Cumulative Preferred Stock . . . . . . . . .   (433,234)         (39,966)
  Retirement of Long-term Debt . . . . . . . . . . . . . . .   (325,931)        (594,609)
  Change in Short-term Debt (net). . . . . . . . . . . . . .    188,055          (89,774)
  Dividends Paid on Common Stock . . . . . . . . . . . . . .   (339,685)        (336,651)
        Net Cash Flows Used For Financing Activities . . . .    (76,309)        (604,758)

Net Increase in Cash and Cash Equivalents. . . . . . . . . .     34,228           32,749
Cash and Cash Equivalents at Beginning of Period . . . . . .     57,539           79,955
Cash and Cash Equivalents at End of Period . . . . . . . . .  $  91,767        $ 112,704

Supplemental Disclosure:
  Cash paid for interest net of  capitalized amounts  was $253,884,000  and $247,393,000 and for income taxes was $290,682,000 and $278,050,000 in 1997 and 1996, respectively.
  Noncash  acquisitions  under  capital leases  were $171,947,000  and  $108,340,000  in
  1997 and 1996, respectively.

See Notes to Consolidated Financial Statements.
/TABLE

      AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
               CONSOLIDATED STATEMENTS OF RETAINED EARNINGS
                                (UNAUDITED)
                                               Three Months Ended         Nine Months Ended        Twelve Months Ended
                                                 September 30,              September 30,             September 30,
                                              1997           1996        1997          1996        1997          1996
                                                                          (in thousands)
BALANCE AT BEGINNING OF PERIOD . . . . . . $1,615,039     $1,478,193   $1,547,746   $1,409,645   $1,528,045   $1,390,007

NET INCOME . . . . . . . . . . . . . . . .     91,181        162,324      384,881      455,002      517,309      586,422

DEDUCTIONS:
  Cash Dividends Declared. . . . . . . . .    113,515        112,463      339,685      336,651      452,387      448,424
  Other. . . . . . . . . . . . . . . . . .       -                 9          237          (49)         262          (40)

BALANCE AT END OF PERIOD . . . . . . . . . $1,592,705     $1,528,045   $1,592,705   $1,528,045   $1,592,705   $1,528,045

See Notes to Consolidated Financial Statements.

      AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             SEPTEMBER 30, 1997
                                (UNAUDITED)

1.   GENERAL

     The accompanying unaudited consolidated financial statements should be read in conjunction with the 1996 Annual Report as incorporated in and filed with the Form 10-K. Certain prior-period amounts have been reclassified to conform to current-period presentation.

2.   FINANCING AND RELATED ACTIVITIES

     During the first nine months of 1997, the utility operating subsidiaries issued $422 million principal amount of long-term obligations: three series of first mortgage bonds totaling $144 million at 6.35%, 6.4% and 6.71% all due in 2000; $180 million of junior subordinated deferrable interest debentures at 7.92% and 8% due in 2027; one $48 million unsecured note due 2004 at 6.73% and $50 million of financing obligations under a sale leaseback agreement.

     The proceeds were used during 1997 to redeem 4,257,490 shares of cumulative preferred stock as detailed in the table below and to retire $243 million principal amount of long-term debt: $203 million of first mortgage bonds with interest rates ranging from 6-1/2% to 9.35% due from 1997 to 2022; $20 million of variable rate installment purchase contracts due in 2025; and a $20 million term loan with an interest rate of 7.19% at maturity.

                     Number                            Total
                   of Shares                       Reacquisition
    Series          Retired        Price Range         Price
                                                   (in thousands)

    4.08%-4.56%      434,540     $ 61.00-$ 69.94      $ 29,361
    5.90%-5.92%    1,515,900      101.83- 103.20       156,074
    6.02%-6-7/8%   1,307,050      103.71- 107.26       137,071
    7.80%-7-7/8%   1,000,000      105.20- 105.50       105,232
                                                      $427,738

     As a result of the redemption of the 6-1/2% series first mortgage bonds due in 1997, the restriction on the use of retained earnings for the payment of common stock dividends was reduced to $27 million.

     At September 30, 1997, AEP Resources, Inc., a subsidiary which is pursuing new business opportunities, had $270 million of outstanding debt at LIBOR rates under its long-term revolving credit agreement which expires in 1999, primarily for its investment in Yorkshire Electricity Group, plc.

     In October 1997 two domestic electric operating subsidiaries issued $96 million of unsecured medium term notes due in 2005 and 2007 at 6.85% and 6.91%, respectively.

3.   EXTRAORDINARY LOSS - WINDFALL TAX

     The Company and New Century Energies, Inc. acquired a United Kingdom distribution company, Yorkshire Electricity Group plc, through an equally owned joint venture in April 1997. Total consideration paid by the joint venture was approximately $2.4 billion which was financed by a combination of equity and non-recourse debt. The Company uses the equity method of accounting for its $273 million equity investment in Yorkshire Electricity which is included in other property and investments.

     In July 1997 the British government enacted a new law that imposed a one-time windfall tax on a revised privatization value which originally had been computed in 1990 of certain privatized utilities. The windfall tax is actually an adjustment of the original privatization price by the U.K. government. The windfall tax liability for Yorkshire Electricity Group plc is estimated to be 135 million pounds ($221 million) and is payable in two equal installments with the first due in December 1997 and the second installment a year later. The Company's $110.6 million share of the tax is reported as an extraordinary loss. The earnings from the Yorkshire investment excluding the extraordinary loss, which are included in nonoperating income, are $34 million for the third quarter and $38 million for the year-to-date period which includes $26 million of nonrecurring tax benefits related to a reduction of the United Kingdom corporate income tax rate from 33% to 31% and the utilization of foreign tax credits.

4.   ZIMMER PHASE-IN PLAN

     In June 1997 a domestic electric operating subsidiary, Columbus Southern Power Company, completed recovery of its Zimmer Plant phase-in plan deferrals through the cessation of a 3.39% temporary surcharge. The temporary surcharge was placed into effect on February 1, 1994 to allow recovery of a rate phase-in deferral of $93.9 million. The amount of net phase-in deferrals that were collected through the surcharge was $18.5 million in 1994, $28.5 million in 1995, $31.5 million in 1996 and $15.4 million in 1997. The cessation of the surcharge recovery of amounts deferred under the phase-in plan did not affect net income since the deferred costs were amortized commensurate with their recovery. For other information regarding the Zimmer rate case refer to the 1996 Annual Report - Notes to Consolidated Financial Statements - Note 3.

5.   CONTINGENCIES

  Taxes

     As discussed in Note 9, "Federal Income Taxes" of the Notes to Consolidated Financial Statements in the 1996 Annual Report, the Internal Revenue Service (IRS) agents auditing the consolidated federal income tax returns for the years 1991 through 1993 requested a ruling from their National Office as to whether certain interest deductions relating to corporate owned life insurance (COLI) should be disallowed. The COLI program was established in 1990 as part of the Company's strategy to fund and reduce the cost of medical benefits for retired employees. The Company filed a brief with the IRS National Office defending the subject deductions. Although no disallowance has been proposed, a disallowance of COLI interest deductions through September 30, 1997 would reduce earnings by approximately $276 million inclusive of interest. Management believes it will ultimately prevail on this issue and will vigorously contest any disallowance that may be proposed.

  Revised Air Quality Standards

     On July 18, 1997, the United States Environmental Protection Agency published a revised National Ambient Air Quality Standard (NAAQS) for ozone and a new NAAQS for fine particulate matter (less than 2.5 microns in size). The new ozone standard is expected to result in redesignation of a number of areas of the country that are currently in compliance with the existing standard to nonattainment status which could ultimately dictate more stringent emission restrictions for AEP System generating units. New stringent emission restrictions on AEP System generating units to achieve attainment of the fine particulate matter standard could also be imposed. The AEP System operating companies joined with other utilities to appeal the revised NAAQS and filed petitions for review in August and September 1997 in the U.S. Court of Appeals for the District of Columbia Circuit.

     Management is unable to estimate compliance costs without knowledge of the reductions that may be necessary to meet the new standards. If such costs are significant, it could have a material adverse effect on results of operations and possibly financial condition unless such costs are recovered.

  Cook Plant Shutdown

     On September 9 and 10, 1997, during a Nuclear Regulatory Commission
  (NRC) architect engineer design inspection, questions regarding the operability of certain safety systems caused Company operations personnel to shut down Units 1 and 2 of the Cook Nuclear Plant. On September 19, 1997, the NRC issued a Confirmatory Action Letter requiring the Company to address certain issues identified in the letter. The Company is working with the NRC to resolve this matter. At this time management is unable to determine when the units will be returned to service. If the units are not returned to service in a timely manner, it could have an adverse impact on results of operations and possibly financial condition.

     The Company continues to be involved in certain other matters discussed in the 1996 Annual Report.

    AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
                  OPERATING REVENUES AND ENERGY SALES
                                            Three Months Ended         Nine Months Ended        Twelve Months Ended
                                               September 30,             September 30,             September 30,
                                            1997           1996       1997           1996       1997           1996

OPERATING REVENUES (in thousands):
  Retail:
    Residential:
      Without Electric Heating. . . . . . $  321,536   $  328,044   $  848,571   $  874,174   $1,106,538   $1,141,796
      With Electric Heating . . . . . . .    157,156      154,721      579,169      609,023      796,556      839,379
        Total Residential . . . . . . . .    478,692      482,765    1,427,740    1,483,197    1,903,094    1,981,175
    Commercial. . . . . . . . . . . . . .    338,103      335,801      963,772      974,774    1,273,668    1,293,076
    Industrial. . . . . . . . . . . . . .    407,679      409,096    1,210,273    1,218,175    1,610,941    1,624,767
    Miscellaneous . . . . . . . . . . . .     16,865       16,431       49,956       50,582       66,304       68,246

        Total Retail. . . . . . . . . . .  1,241,339    1,244,093    3,651,741    3,726,728    4,854,007    4,967,264

  Wholesale (sales for resale). . . . . .    291,445      204,282      679,583      586,941      885,234      746,701

        Total Revenues from Energy Sales.  1,532,784    1,448,375    4,331,324    4,313,669    5,739,241    5,713,965

  Provision for Refunds of Revenues
    Collected in Prior Periods. . . . . .       -           1,149         (250)      (7,508)        (323)      (7,508)
        Total Net of Provision
          for Refunds . . . . . . . . . .  1,532,784    1,449,524    4,331,074    4,306,161    5,738,918    5,706,457

  Other . . . . . . . . . . . . . . . . .     51,210       34,898      127,147       96,983      165,393      122,115

        TOTAL OPERATING REVENUES. . . . . $1,583,994   $1,484,422   $4,458,221   $4,403,144   $5,904,311   $5,828,572



ENERGY SALES (in millions of kilowatthours):
  Retail:
    Residential:
      Without Electric Heating. . . . . .      4,685        4,689       12,247       12,554       15,992       16,382
      With Electric Heating . . . . . . .      2,604        2,520       10,085       10,642       13,997       14,740
        Total Residential . . . . . . . .      7,289        7,209       22,332       23,196       29,989       31,122
    Commercial. . . . . . . . . . . . . .      6,116        5,973       17,086       17,124       22,520       22,631
    Industrial. . . . . . . . . . . . . .     11,506       11,299       34,299       33,975       45,719       45,119
    Miscellaneous . . . . . . . . . . . .        316          300          933          936        1,261        1,261

        Total Retail. . . . . . . . . . .     25,227       24,781       74,650       75,231       99,489      100,133

  Wholesale (sales for resale). . . . . .     11,090        7,741       28,569       23,427       37,645       28,841

        TOTAL ENERGY SALES. . . . . . . .     36,317       32,522      103,219       98,658      137,134      128,974

  AMERICAN ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY COMPANIES
          C0NSOLIDATED RETAINED EARNINGS
      TWELVE MONTHS ENDED SEPTEMBER 30, 1997
                  (in thousands)

  Retained Earnings 5% Test

  Consolidated Retained Earnings:
    September 30, 1997                                             $1,592,705
    June 30, 1997                                                   1,615,039
    March 31, 1997                                                  1,607,776
    December 31, 1996                                               1,547,746
    Consolidated Retained Earnings                                  6,363,266
        Average                                                     1,590,817



    5% of Average Consolidated Retained Earnings                       79,541
    Loss attributable to investment in
      Yorkshire Electricity Group plc
      (a foreign utility company as defined
      in the Public Utility Holding
      Company Act of 1935):
          Yorkshire Earnings Recorded During the Second Quarter         4,102
          Yorkshire Earnings Recorded During the Third Quarter
          (including $26,449 of nonrecurring tax benefits
          related to a reduction of the U.K. corporate income
          tax rate and the utilization of foreign tax credits)         33,728
          Extraordinary Loss - U.K. Windfall Tax                     (110,565)
    Loss from investment in foreign utility company                   (72,735)
    Difference - Excess of 5% of average consolidated
      retained earnings over loss from investment in
      foreign utility company                                      $    6,806